TOUCHSTONE VARIABLE SERIES TRUST
Amendment to Amended and Restated Agreement and
Declaration of Trust –

Establishment and Designation of Class – Class SC

The undersigned hereby certifies that she is a duly elected officer of Touchstone Variable Series Trust (“TVST” or the “Trust”) and that pursuant to Section 5.11 of the Amended and Restated Agreement and Declaration of Trust of the Trust, the Trustees, at a meeting on November 19, 2020, at which a quorum was present, adopted the following resolutions relating to the Touchstone Balanced Fund, a series of the Trust:
Touchstone Balanced Fund

RESOLVED, that pursuant to Article V of the Amended and Restated Agreement and Declaration of Trust of Touchstone Variable Series Trust (“TVST”), there is hereby established and designated one additional class of Touchstone Balanced Fund (the “Fund”), as follows:

Fund	Class
Touchstone Balanced Fund	SC

; and

FURTHER RESOLVED, that TVST be, and it hereby is, authorized to issue and sell Class SC shares of the Fund from time to time at a price per share of not less than the net asset value thereof; and

FURTHER RESOLVED, that the filings with the Securities and Exchange Commission of one or more post-effective amendments to the Registration Statement of TVST on Form N-1A for the purpose of registering Class SC shares as described at this Meeting, be, and it hereby is, approved; and

FURTHER RESOLVED, that such issuance and sales be made substantially in conformity with and subject to all of the provisions, terms and conditions as set forth in the Prospectus and Statement of Additional Information of the Fund as may be amended and/or supplemented from time to time; and

FURTHER RESOLVED, that when the Class SC shares of the Fund shall have been so issued and sold, they shall be deemed to be validly issued, fully paid and non-assessable by TVST; and

FURTHER RESOLVED, that the officers of TVST are authorized to take any and all actions and steps, to approve, authorize, execute and make any and all filings, and to execute any and all documents and instruments, as they or any one of them in their sole discretion deem necessary or appropriate to effectuate the foregoing.
The undersigned certifies that the actions to effect the foregoing Designation were duly taken in the manner provided by the Amended and Restated Agreement and Declaration of Trust, that said Designation is to be effective as of January 28, 2021, and that she is causing this Designation to be signed and filed as provided in Section 5.11 of the Amended and Restated Agreement and Declaration of Trust.
WITNESS my hand this 11th day of March, 2021.

/s/Meredyth A. Whitford___
Meredyth A. Whitford
Secretary
2